Rule:  424(b)(3)
                                                             File No:  333-62905

                 PRICING SUPPLEMENT NO. 3 DATED JANUARY 5, 1999
             (To Prospectus Supplement dated September 25, 1998 and
                      Prospectus dated September 24, 1998)

                           FLEET FINANCIAL GROUP, INC.
                     SENIOR MEDIUM-TERM NOTES, SERIES N (The
                  "Senior Notes") and SUBORDINATED MEDIUM-TERM
                   NOTES, SERIES O (the "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

                 Series N (Senior)[X] Series O (Subordinated)[ ]

Principal Amount:            $20,000,000.00         CUSIP Number:                        33900Q AP 9
Price to Public:             See below              Original Issue Discount (OID) Note:  [ ]Yes    [X]No
Issue Date:                  January 8, 1999        Total Amount of OID:
Maturity Date:               January 8, 2002        Yield to Maturity:
Price (as % of principal):   99.944%                Initial Accrual Period OID:
Specified Currency (if other than U.S. Dollars):
Interest Rate Basis:
               [ ]CMT Rate                                 [ ]Treasury Rate
                  Designated CMT Telerate Page:            [ ]Federal Funds Rate
                  Designated CMT Maturity Index:           [ ]Prime Rate
               [ ]Commercial Paper Rate                    [ ]Other:
               [X]LIBOR
                    LIBOR SCREEN
                            Telerate [X]
                            Reuters  [ ]
                            Other    [ ]
Index Maturity:           3 Month
Spread:                   plus 28 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:    5.34031%
Method of Calculation:    Actual / 360  [X]  Actual/Actual   [ ] 30 / 360

                                        [ ]One  Business  Day  Prior to the
                                           Interest Reset  Date (No Rate Cutoff)
                                        [ ]Two Business Days Prior to the
                                           Interest Reset Date
                                        [X]Two London Business Days Prior to the
                                           Interest Reset Date
Initial Interest Reset Date:     April 8, 1998
Interest Reset Dates:            Quarterly on each Interest Payment Date
Interest Payment Dates:          the  8th  of  each  January,  April,  July  and
                                 October or next good  business  day  commencing
                                 April 8, 1999.
Regular Record Dates:            (if other than the 15th day prior to each
                                 Interest Payment Date)
Interest Reset Period:           Quarterly
Interest Payment Period:         Quarterly
Calculation Agent (if other than First National Bank of Chicago):
Redemption:                             [X]The Notes cannot be redeemed prior to
                                           maturity
                                        [ ]The Notes can be redeemed prior to
                                           maturity
                                                 Initial Redemption Date:
                                                 Initial Redemption Percentage:
                                                 Annual Redemption Percentage
                                                  Reduction:
Repayment:                              [X]The Notes cannot be repaid prior to
                                           maturity
                                        [ ]The Notes can be repaid  prior to
                                           maturity, at the option of the holder
                                           of the Note
                                            Holder's Optional Repayment Date(s):
Index Currency:      Place of Payment:     Authorized Denomination:
                                           (only if non-U.S. Dollar denominated)
Agent:           Lehman Brothers
Agent's Capacity:                       [ ]As Principal        [X]As Agent
Delivery:        DTC #636
Additional Terms:
Expenses:
The  aggregate  expenses,  other  than the  Agents'  Discounts  and  Commissions specified  in the  Prospectus  Supplement  dated  September  25,  1998  and  the
Prospectus dated September 24, 1998,  payable to Fleet Financial Group, Inc. are estimated at up to $175,000,  including  reimbursement of the Agents'  expenses, based on an aggregate initial offering price of $2,000,000,000 of its Senior and its Subordinated Notes.